Exhibit 4.38

THIS TRANSITIONAL SERVICES AND SEPARATION AGREEMENT ("Agreement") is made on the 27th day of May 2015 (the "Effective Date")

BETWEEN:

(1)	Mr. Don Dongjie Yang of GuangCaiGuoJi Building 3 Room 17D，No. 18 Gongti West Road, Chaoyang District，Beijing, China, the People's Republic of China (“Mr Yang”)；

(2)	Acorn International, Inc.，a company incorporated in the Cayman Islands with registration number 159255 (the "Company"); and

(3)	D.Y. Capita] Inc.，a company incorporated in the British Virgin Islands with registration number 584525 ("DY Capital").

(together the "Parties")

IT IS HEREBY AGREED as follows:-

1.           Good Faith.

The Parties explicitly agree to act in good faith and to do what is in their control as officers, directors and shareholders to ensure performance of their respective obligations under this Agreement.

2.           Validity of Judgment.

Mr. Yang and DY Capital waive all rights to appeal or challenge the validity of the March 6, 2015 judgment of the Grand Court of the Cayman Islands relating to Cause No，： FSD 109 of 2014 (AJJ) (the "Proceedings") save and in so far as any such appeal relates to paragraph eight (8) of the Judgment.

3.           EGM.

Each of Mr. Yang and DY Capital Inc.，on behalf of himself / itself and each of his / its Related Persons (as defined below) agrees not to challenge the validity of the May 4, 2015 extraordinary general meeting of the Company (the “EGM”).

4.           Resignation.

Mr. Yang was removed as executive chairman and chief executive officer of the Company at the EGM and he will resign from and any and all other positions with the Company and each of its direct or indirect subsidiaries on or prior to 5:00 pm on the Effective Date by execution and delivery to the Company of the resignation letter in substantially the form attached as Schedule 2, and he hereby acknowledges to and agrees with the Company that all existing employment agreements between the Company or any of its direct or indirect subsidiaries (including the VIEs (as defined below)) (collectively, the "Group") and Mr. Yang are immediately, automatically and irrevocably terminated and of no further force or effect (with no further obligation or liability thereunder continuing，notwithstanding any provisions therein to the contrary).

5.1          Severance and Transitional Services.

Mr. Yang will agree to provide various transitional services to the Board from the Effective Date until the Transition Completion Date (as defined below), for which services he will be entitled to payments from the Company of (a) $375,000 payable by electronic funds transfer into the account of Mr Yang's attorneys (set out at 6.2 below) on or promptly following the Effective Date subject to the execution by Mr. Yang and Mr. Weiguo Ge of the documents appended to this Agreement relating to the transfer of their interest in the VIEs, and (b) $375,000 payable by electronic funds transfer into the account of Mr Yang's attorneys on or promptly following the Transition Completion Date (such payments under (a) and (b) referred to as the "Severance Fees"). Notwithstanding the foregoing, in the event that the VIE Transfer has not occurred by August 15, 2015 (the “VIE Transfer Deadline") as a result of any action or inaction by Mr. Yang (as determined by the Company acting reasonably), the Company shall have no obligation to pay Mr. Yang the Severance Fees and will be entitled to recoup all or any portion of the Severance Fees (as determined in its sole discretion) paid to Mr. Yang's attorneys prior to such time; provided，however, that the failure of the Company to pay Mr. Yang all or any portion of the Severance Fees as a result of the VIE Transfer not occurring by the VIE Transfer Deadline in accordance with this paragraph 5 shall not absolve Mr, Yang of his obligations to effect the VIE Transfer in accordance with the terms of the Agreement.

5.2           The Severance Fees shall be made by electronic funds transfer into the following account of Mr. Yang's attorneys:

J.P. Morgan Chase

1 Chase Manhattan Plaza

New York, NY 10081

United States of America

ABA #021 0000 21 Swift CHASUS33

F/C: RBC Royal Bank (Cayman) Limited，Grand Cayman

A/C: 001 1 153 103 Swift: ROYCKYKY

For further credit to Priestleys

Account #262 9327

Reference: NH/3029-1909

6.           Transitional Matters.

Mr. Yang shall cooperate and take all necessary and reasonable steps to smoothly transition governance of the Group to the Company's board of directors (the “Board”，as may it be constituted at the relevant time or from time to time), including without limitation, (a) preservation and transfer of all corporate documents, (b) transition management responsibilities and authorization over the various business divisions of the Group where Mr. Yang currently presides (including HJX.com) to other individuals designated by the Board, (c) transfer of control of the bank accounts (and all account information) and replacement of authorized signatories, (d) resignations and appointments of board members and/or legal representatives of the Company's subsidiaries, and (e) all such other matters with respect to the transition of the business reasonably requested by the Board.

7.            Transfers Relating to PRC Entities.

Without limiting the generality of paragraph 7，Mr. Yang shall take such actions as specified in Schedule 1 in relation to the Company's variable interest entities (“VIEs”)， namely，Shanghai Acorn Network Technology Development Co., Ltd., Beijing Acorn Trade Co., Ltd., Shanghai HJX Digital Technology Co.，Ltd. and Beijing HJX Technology Development Co., Ltd. Mr. Yang shall use his best efforts to ensure that the matters specified on Schedule 1 are completed as promptly as practicable following the Effective Date, and no event later than the VIE Transfer Deadline. The date on which the matters specified on Schedule 1 have been completed, as determined by the Company (acting on the advice of its PRC legal counsel), is referred to as the “Transition Completion Date."

8.            Officer Certifications,

Mr. Yang will review and cooperate with the Company in the preparation of the Company's annual report on Form 20-F for the fiscal year ended December 31，2014 to be filed with the U.S. Securities and Exchange Commission (the “SEC”)，and will execute a sub-certification to the same effect as the Form 20-F.

9.            Transfer of Company Shares Held by DY Capital,

On the Effective Date, against payment of aggregate consideration of $1.00, DY Capital will (and Mr. Yang will cause DY Capital to) execute and deliver to the Company a share transfer form in respect of all of the 6,518,656 ordinary shares of the Company (the “Shares”) held by DY Capital, free from any security interest, pledge，mortgage, lien, charge, adverse claim of ownership or other encumbrance of any kind (collectively, “Security Interests”)，and together with all rights attaching to them.

10.          Cancelation of Options and SARs,

All vested and unvested options，stock appreciation rights and other equity awards allotted to Mr, Yang under the Company's equity incentive plans will expire on the Effective Date.

11.         Mutual Waiver and Release.

Each of Mr. Yang, DY Capital and the Company，on behalf of itself and each of its officers, employees, directors，parents, subsidiaries, alter egos，controlled affiliates, agents，heirs, executors, administrators，conservators，successors, and assigns (with respect to each party, its “Related Persons"), irrevocably waives, releases and forever discharges the other parties of and from any and all claims, demands, liens, actions, suits， causes of action, obligations, controversies, debts, costs (including the costs of and occasioned by the Proceedings), attorneys' fees，expenses, damages，judgments，orders, and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or which hereafter can，shall or may exist, based on any facts，events，or omissions occurring from the beginning of time to the Effective Date hereof; provided, however, that nothing contained herein shall release or discharge any claim based on (i) conduct occurring after the Effective Date，or (ii) any claim for breach of the Agreement. The parties may use the Agreement, including as a bar, against any court or other proceedings brought by each other (or anyone who claims through them or a Related Person).

12.         Press Release and Confidentiality.

The Company and Mr. Yang will mutually agree upon the text of a press release with respect to the termination of the parties' relationship and the other matters set forth herein，which press release shall be issued no later than three days following the Effective Date (or such earlier date as may be required under law or the rules of any stock exchange on which the Company's securities are listed).

13.         Non-Disparagement.

Each of Mr. Yang and the Company agrees that he or it will not at any time, directly or indirectly make, or cause to be made, any disparaging，derogatory or negative statement of any kind，in any form or medium, to any third party concerning the other party (or any of its Related Persons), disparage any past, present or future product, conduct, activity， business practice，or owner, official or employee of the other party (or any of its Related Persons)，or make，or cause to be made, any reports or complaints to any governmental body, agency or official concerning the other party (or any of its Related Persons).

14.         Non-Compete and Non-Solicit.

Mr. Yang agrees that, for twelve (12) months following Effective Date, he will not, directly or indirectly (i) engage in，represent in any way, or be connected with, any person competing with the business of the Group (including products and services substantially similar or related to those offered by the Company) or any direct or indirect subsidiary or affiliate thereof within the People's Republic of China (a "Competing Business"), whether such engagement, representation or connection shall be as an officer, director, owner, shareholder, manager, partner, affiliate or other participant in any Competing Business in the People's Republic of China，(ii) assist others in engaging in any Competing Business in the People's Republic of China in the manner described in clause (i) above，(iii) induce any employees of the Group or affiliate thereof to terminate their employment with the Group or any such affiliate or (iv) induce any entity or person with which the Group or any affiliate thereof has a business relationship to terminate or alter such business relationship.

15.         Non-Disclosure.

Mr. Yang and DY Capital shall not disclose any proprietary, non-public information of the Group unless required by law or legal process, in which case, he or it shall notify the Company of such requirement and only disclose such information as he or it is legally required to disclose.

16.         Available Remedies.

If a party to the Agreement violates the terms of paragraph 14 or 15, that party shall be liable for any injury to the other party, including damages, costs, settlements, and/or attorneys' fees. The parties agree that a violation of this paragraph 14 or 15 constitutes an injury of a continuous and irreparable nature, and that a party may seek injunctive relief from the courts as a remedy.

No Admission.

Nothing in the Agreement or any related document shall be construed，or admissible in any proceeding，as evidence of liability or wrongdoing by any party granting a release. The parties further agree that neither the Agreement nor any part thereof may be used as evidence by any party hereto in any future dispute between the parties (except a dispute regarding the Agreement or any breach of a party's obligations hereunder).

Further Assurance.

Each of Mr. Yang and DY Capital agree to co-operate with the Company and the Board and perform all such further acts and things and execute and deliver all such other agreements, instruments and documents as reasonably necessary to implement each of the items agreed hereunder.

Representations And Warranties,

Each of Mr. Yang and DY Capital，jointly and severally represent to the Company that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) its execution, delivery and performance of the Agreement will not result in a breach of any provision of its constitutional documents (in the case of DY Capital), any agreement to which it is or may become a party, or any order, judgment or decree of any court or governmental authority binding on it，(iii) DY Capital is the sole and exclusive legal and record owner of the Shares, free and clear of all Security Interests and the delivery by DY Capital of a share transfer form at the Effective Date in the manner provided will transfer to the Company good and valid title to the Shares, free and clear of all Security Interests and restrictions on transfer (except for any restrictions on transfer under applicable securities laws and under the Company's memorandum and articles of association as currently in effect).

Interpretation; Advice of Attorneys.

Each party has cooperated in the drafting and preparation of the Agreement. In any construction to be made of the Agreement, the same shall not be construed against any party on the basis that such party was the drafter. In entering into the Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice，and that the terms of the Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than paragraph 11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and paragraph 7 and Schedule 1 (which are intended to be for the benefit of the Company and the VIEs and may be enforced by the Company and the VIEs or any one of them).

22.	Governing Law; Dispute Resolution

22.1	This Agreement will be governed by and interpreted in accordance with the laws of the Cayman Islands.

22.2	Any dispute，controversy, difference or claim arising out of or relating to the Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of the arbitration will be Hong Kong. The number of arbitrators will be three. The arbitration will be conducted in English. The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

23.	Costs

The parties shall each be responsible for their own costs，charges and other expenses incurred in connection with this Agreement.

24.	Language

This Agreement is executed in English and Chinese, with the English to prevail in the case of conflict or inconsistencies between the two language versions.

25.	Counterparts

This Agreement may be signed in any number of counterparts, each of which，when signed，shall be an original and all of which together evidence the same Agreement. For the purposes of completion, faxed signatures by the Parties' legal advisers shall be binding. Any party who provides a faxed, signed counterpart to the other party on completion agrees to provide original，signed counterparts to the other party within seven days of the Effective Date.

IN WITNESS whereof the Parties have executed this Agreement as a deed on the date set out at the head of this Agreement.

DON DONGJIE YANG

_/s/ DON DONGJIE YANG

D.Y. CAPITAL, INC.

_/s/ DON DONGJIE YANG

Name:

Title:

ACORN INTERNATIONAL, INC.

__/s/ Cosimo Borrelli______

Name: Cosimo Borrelli

Title: Director

Schedule 1

VIE Transfer Arrangements

Mr. Yang shall:

a.	concurrently with the execution of this agreement，execute each of the documents appended to this Agreement and，as promptly as practicable, take all measures as directed by the Company (acting on the advice of its PRC legal counsel) as necessary or desirable to transfer all of his interest in the registered capital of the Company's variable interest entities (“VIEs”)，namely, Shanghai Acorn Network Technology Development Co.，Ltd., Beijing Acorn Trade Co., Ltd.，Shanghai HJX Digital Technology Co.，Ltd. and Beijing HJX Technology Development CoLtd., comprising 75% of the outstanding share capital of each of such entities, to the individuals designated by the Board as specified in the documents appended to this Agreement;

b.	concurrently with the execution of this agreement, procure that Mr. Weiguo Ge， the former assistant general managers of the Company's finance department, execute each of the documents appended to this Agreement and，as promptly as practicable, procure that Mr. Ge take all measures as directed by the Company (acting on the advice of its PRC legal counsel) as necessary or desirable to transfer all of his interest in the registered capital of the VIEs, comprising 25% of the outstanding share capital of each of such entities, to one or more individuals designated by the Board as specified in the documents appended to this Agreement;

c.	on the Effective Date (or as soon as practicable following the Effective Date if such actions cannot be effected on the Effective Date), take such action within his control as required to deliver (or cause to be delivered) all of the chops and seals of the VIEs, their subsidiaries and the Company's subsidiaries incorporated in the PRC, to one or more individuals designated by the Board; provided，however, that this obligation will deemed to be satisfied if such chops and seals are held by the administration and financial department managers' offices of the relevant subsidiary at the relevant time (as determined by the Company);

d.	cooperate with the Company and execute such instruments and agreements and take such actions, as determined by the Company (acting on the advice of and its PRC legal counsel)，are necessary or desirable to assign，novate, transfer or otherwise convey the rights and obligations under the various contractual agreements relating to the VIEs to which he is a party (including but not limited to those agreements specified in the Company's annual report on Form 20-F filed with the SEC) to one or more individuals designated by the Board，and procure that Mr. Weiguo Ge do the same;

take such action as necessary to appoint an individual designated by the Board as the legal representative of each of the VIEs, their subsidiaries and the Company's subsidiaries incorporated in the PRC; and take all appropriate action, and do，or cause to be done，all things necessary, proper or advisable under PRC law to obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with all PRC governmental authorities and other third parties, as determined by the Company (acting on the advice of its PRC legal counsel), are necessary or desirable to effect the foregoing.

Schedule 2

Resignation Letter

Dear Board of Directors,

Please accept this message as a formal notification that I am leaving all my respective positions with following companies effective on May 26, 2015.

Company	Company’s English Name (if any)	Director	General Manager	Legal Representative
上海橡果网络技术发展有限公司	Shanghai Acorn Network Technology Development Co., Ltd.	Dongjie Yang (executive director)		Dongjie Yang
上海橡果网络技术发展有限公司分公司				Dongjie Yang
上海橡果广告传播有限公司	Shanghai Acorn Advertising Broadcasting Co., Ltd.	Dongjie Yang (executive director)		Dongjie Yang
珠海橡果电子科技有限公司	Zhuhai Acorn Electronic Technology Co., Ltd.	Dongjie Yang (executive director)		Dongjie Yang
上海橡果好记星软件技术发展有限公司	Shanghai Acorn HJX Software Technology Development Co., Ltd.	Dongjie Yang (executive director)	Dongjie Yang	Dongjie Yang
北京橡果经贸有限公司	Beijing Acorn Trade Co., Ltd.	Dongjie Yang (executive director)	Dongjie Yang	Dongjie Yang
北京橡果经贸有限公司分公司				Dongjie Yang
北京橡果经贸有限公司通汇路分公司				Dongjie Yang
橡果信息科技（上海）有限公司	Acorn Information Technology (Shanghai) Co., Ltd.	Dongjie Yang (chairman)		Dongjie Yang
橡果信息科技（上海）有限公司分公司				Dongjie Yang

北京橡果氧立得科技有限公司	Beijing Acorn Youngleda Technology Co., Ltd.	Dongjie Yang (chairman)		Dongjie Yang
北京橡果氧立得科技有限公司分公司				Dongjie Yang
橡果国际电子科技（上海）有限公司	Acorn Information Electronic Technology (Shanghai) Co., Ltd.	Dongjie Yang (chairman)		Dongjie Yang
橡果国际电子科技（上海）有限公司分公司				Dongjie Yang
上海好记星数码科技有限公司	Shanghai HJX Electronic Technology Co., Ltd.	Dongjie Yang (chairman)		Dongjie Yang
上海好记星数码科技有限公司分公司				Dongjie Yang
上海好记星数码科技有限公司深圳分公司				Dongjie Yang
上海好记星电子科技有限公司		Dongjie Yang (executive director)	Dongjie Yang	Dongjie Yang
北京好记星科技发展有限公司		Dongjie Yang (executive director)	Dongjie Yang	Dongjie Yang

北京好记之星软件技术开发有限公司	Beijing HJZX Software Technology Development Co., Ltd.	Dongjie Yang
橡果贸易（上海）有限公司	Acorn Trade (Shanghai) Co., Ltd.	Dongjie Yang (chairman)	Dongjie Yang	Dongjie Yang
益阳宇康通信设备有限公司	Yiyang Yukang Communication Equipment Co., Ltd.	Dongjie Yang (chairman)		Dongjie Yang
中山名人数码科技有限公司	Zhongshan Meijin Digital Technology Co., Ltd.	Dongjie Yang (chairman)		Dongjie Yang
无锡橡果企业管理咨询有限公司	Wuxi Acorn Enterprise Management Consulting Co., Ltd.	Dongjie Yang (executive director)	Dongjie Yang	Dongjie Yang
Acorn International, Inc. (Cayman)	Acorn International, Inc. (Cayman)	Dongjie Yang
China DRTV, Inc. (BVI)	China DRTV, Inc. (BVI)	Dongjie Yang
Smooth Profit Limited (BVI)	Smooth Profit Limited (BVI)	Dongjie Yang
Bright Rainbow Investment Limited (HK)	Bright Rainbow Investment Limited (HK)	Dongjie Yang
MK and T Communications Limited (HK)	MK and T Communications Limited (HK)	Dongjie Yang

I appreciate the opportunities I have been given at Acorn International. I wish you and the company success in the future.

Sincerely,

Dongjie (Don) Yang